Exhibit 10.2

EAGLEROCK LAND

LONG TERM INCENTIVE PLAN

Form of Performance Share Unit Grant Notice

Pursuant to the terms and conditions of the EagleRock Land, LLC Long Term Incentive Plan effective as of May 15, 2026 (the “Plan”), EagleRock Land, LLC, a Texas limited liability company (the “Company”), hereby grants to the individual listed below (“you” or “Participant”) the number of Performance Share Units (the “PSUs”) set forth below. This award of PSUs (this “Award”) is subject to the terms and conditions set forth herein and in the Performance Share Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan or the Agreement, as applicable.

Participant:
Effective Date:
Target Number of Performance Share Units:
Vesting Schedule:

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Performance Share Unit Grant Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Plan or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and Participant has executed this Grant Notice, effective for all purposes as provided above.

EAGLEROCK LAND, LLC

By:

Name: Greg Pipkin Jr.

Title: Chief Executive Officer

PARTICIPANT

Name: [●]

Signature Page to

Performance Share Unit Grant Notice

EXHIBIT A

PERFORMANCE SHARE UNIT AGREEMENT

This Performance Share Unit Agreement (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is made as of the Effective Date set forth in the Grant Notice to which this Agreement is attached by and between EagleRock Land, LLC, a Texas limited liability company (the “Company”), and [●] (“Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice, as applicable.

1.
Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below.
(a)
“Absolute TSR” means the Company’s Total Shareholder Return, calculated without any reference to a Peer Group company, expressed as an annualized percentage over the applicable measurement period.
(b)
“Absolute TSR Multiplier” means the percentage determined under the tables within Section 3 based on the Company’s Absolute TSR.
(c)
“Cause” means: (i) Participant’s willful failure, other than due to Disability, to substantially perform Participant’s duties pursuant to this Agreement or to comply in any material respect with a lawful directive from the Board, as determined by the Board in good faith (sitting without Participant, if applicable); (ii) Participant’s conviction of, or plea of nolo contendere by Participant to, or imposition of unadjudicated probation for, any felony or any crime involving moral turpitude; (iii) Participant’s unlawful use or possession of illegal drugs on the Company’s premises or while performing Participant’s duties; (iv) Participant’s fraud, embezzlement, misappropriation, material misconduct or breach of fiduciary duty with respect to the Company; or (v) Participant’s material breach of this Agreement or any other written agreement between Participant and one or more members of the Company Group, including Participant’s material breach of any representation, warranty or covenant made under any such agreement; provided, however, that if Participant’s actions or omissions as set forth in the foregoing are of such a nature that the Board in good faith determines are curable by Participant, such actions or omissions must remain uncured thirty (30) days after the Board first provided Participant written notice of the obligation to cure such actions or omissions.
(d)
“Company Group” means the Company and its Affiliates.
(e)
“Disability” means, if the Board determines in good faith that Participant is unable to perform the essential functions of Participant’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment that continues, or can reasonably be expected to continue, for a period in excess of one hundred twenty (120) consecutive days or one hundred eighty (180) days, whether or not consecutive (or for any longer period as may be required by applicable law), in any twelve (12)-month period.
(f)
“Ending Measurement Period” means the twenty (20) trading days ending on and including the third anniversary of the IPO Date.
(g)
“Ending Price” means, for the Company or any member of the Peer Group, the average closing price of the applicable publicly traded security (or, in the case of any index included in the

Exhibit A-1

Peer Group, the average closing level of such index) over the twenty (20) trading days ending on and including [●].

(h)
“Entry” means, for purposes of determining Relative TSR, a single position in the ranking array used to determine the Company's percentile rank under Section 3(f). Each member of the Peer Group designated in Section 1(m) as counted twice shall be represented by two Entries, and each other member of the Peer Group shall be represented by one Entry. Each of the two Entries representing a member counted twice shall have a Total Shareholder Return equal to that member's Total Shareholder Return. The Company shall not constitute an Entry.
(i)
“Executive Officer” means an “officer” of the Company within the meaning of Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended.
(j)
“Good Reason” means (i) a material diminution in Participant’s Base Salary or target bonus opportunity (other than an Across-the-Company Reduction); (ii) a material diminution in Participant’s title, authority, duties or responsibilities with the Company or its subsidiaries; or (iii) the relocation of the geographic location of Participant’s principal place of employment by more than fifty miles from the location of Participant’s principal place of employment as of the Effective Date. An “Across-the-Company Reduction” shall mean a proportionate reduction in salaries of similarly situated senior Participants employed by the Company. Notwithstanding the foregoing, or any other provision of this Agreement to the contrary, any assertion by Participant of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in (i), (ii) or (iii) giving rise to Participant’s termination of employment must have arisen without Participant’s prior written consent; (B) Participant must provide written notice to the Board of the existence of such condition(s) within sixty (60) days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty days following the Board’s receipt of such written notice; and (D) the date of Participant’s termination of employment must occur within thirty days following the expiration of the Board’s cure period in (C) above.
(k)
“Initial Public Offering Price” means, for the Company, $18.50.
(l)
“IPO Date” means May 14, 2026, the date on which the Shares first commenced trading on a national securities exchange.
(m)
“Peer Group” means Texas Pacific Land Corporation, Western Midstream Partners, LP, Permian Resources Corporation, Viper Energy, Inc., Kinetik Holdings Inc., SM Energy Company, Matador Resources Company, LandBridge Company LLC, WaterBridge Infrastructure LLC, Black Stone Minerals, L.P., Kimbell Royalty Partners, LP, the Russell 2000 (Total Return) Index, the XOP ETF and the XES ETF, with Texas Pacific Land Corporation, LandBridge Company LLC, WaterBridge Infrastructure LLC, the Russell 2000 (Total Return) Index, the XOP ETF and the XES ETF each counted twice and each other member counted once, subject to the Committee’s authority under Section 3(e).
(n)
“Performance Period” means the period beginning [●] and ending on the last day of the twenty (20)-trading-day period on and including [●].
(o)
“Qualifying Termination” means a termination of Participant’s employment or service relationship with the Company or an Affiliate either (i) by the Company or such Affiliate without Cause, or (ii) by Participant for Good Reason.

(p)
“Relative TSR” means the Company’s percentile rank based on its Total Shareholder Return compared with the Total Shareholder Return of the Entries, determined in accordance with Section 3(f).
(q)
“Relative TSR Multiplier” means the percentage determined under the tables within Section 3 based on the Company’s Relative TSR percentile rank.
(r)
“Retirement” means a termination of Participant’s employment or service relationship with the Company or an Affiliate that (i) constitutes a “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules and (ii) occurs at a time when Participant has both attained age 60 and completed at least five (5) years of continuous service with the Company or an Affiliate.
(s)
“Starting Price” means, for the Company or each member of the Peer Group, the average closing price of the applicable publicly traded security (or, in the case of any index included in the Peer Group, the average closing level of such index) over the first twenty (20) trading days beginning on the IPO Date.
(t)
“Target PSUs” means the target number of PSUs set forth in the Grant Notice, determined by dividing the applicable target award value by the Initial Public Offering Price.
(u)
“Total Shareholder Return” shall be measured, for the Company or a Peer Group member, as the quotient obtained by dividing (i) the sum of (a) the Ending Price minus the Starting Price, and (b) the value of all dividends and other distributions declared or paid on one share of common stock/unit, as applicable, during the Performance Period, by (ii) the Starting Price, expressed as a percentage. For purposes of clause (i)(b) above, a dividend or other distribution shall be taken into account if, and only if, its ex-dividend date occurs during the Performance Period, without regard to the date on which it was declared or paid. “Dividends and other distributions” includes regular and special cash dividends, distributions by any partnership or limited liability company (including any distribution treated in whole or in part as a return of capital), and distributions paid in kind or in additional shares or units, in each case valued as of the applicable ex-dividend date. Prices, share and unit counts and distribution amounts shall be adjusted to reflect any stock or unit split, reverse split, stock or unit dividend, subdivision, combination, recapitalization, spin-off, split-off or similar change in capitalization occurring during the Performance Period, so that Total Shareholder Return is measured on a consistent basis before and after such event. Notwithstanding the foregoing, with respect to any index included in the Peer Group, Total Shareholder Return shall be measured as the percentage change in the total return level of such index from the Starting Price measurement period to the Ending Price measurement period, determined using the average closing level of such index over each such period, and no separate amount shall be added for dividends or other distributions, all of which are already reflected in the total return level of such index.
(v)
“Vested PSUs” means a number of PSUs equal to the Target PSUs multiplied first by the Relative TSR Multiplier and then by the Absolute TSR Multiplier, subject to a maximum of 250% of the Target PSUs, unless this Agreement specifically provides for an alternative calculation.
2.
Award. In consideration of Participant’s past or continued employment or service relationship with the Company or its Affiliates and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Effective Date, the Company hereby grants to Participant the Target PSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement, together with the right to receive Dividend Equivalents in accordance with the terms of this

Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. Subject to the foregoing, this Agreement shall control with respect to the terms and conditions of this Award. No employment, consulting or severance agreement, or severance plan, applicable to Participant shall modify the treatment of this Award unless such agreement or plan expressly addresses this Award or awards of the same type and provides that its terms control. Each PSU is a performance-based Restricted Share Unit granted under Section 6(e) of the Plan and represents the right to receive one Share, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, but only to the extent that such PSU becomes a Vested PSU. Unless and until the PSUs have become vested in the manner set forth in the Grant Notice and Section 3, Participant will have no right to receive any Shares or other payments in respect of the PSUs. Prior to settlement of this Award, the PSUs and this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.
3.
Vesting and Performance of PSUs.
(a)
Ordinary Course Vesting. Except as otherwise set forth in Sections 3(b), 3(c) or 3(d) the PSUs shall be subject to a cliff performance and service period during the Performance Period. Subject to Participant’s continuous employment or service relationship with the Company or an Affiliate through the end of the Performance Period, the PSUs shall vest on the last day of the Performance Period only to the extent that the Committee determines that the performance conditions in this Section 3 have been satisfied. The number of Vested PSUs shall be determined by multiplying (i) the Target PSUs, first by (ii) the Relative TSR Multiplier and then by (iii) the Absolute TSR Multiplier, in each case as determined under the tables below, and the PSUs that become vested shall in no event exceed 250% of the Target PSUs. Any fractional PSUs that are deemed to be earned, if any, shall be rounded up to the nearest whole PSU. Upon a termination of Participant’s employment or service relationship with the Company or an Affiliate prior to the end of the Performance Period, except as otherwise provided in this Section 3, all unvested PSUs and all rights arising from such PSUs (including accrued Dividend Equivalents) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company. Relative TSR performance that is achieved in between any two percentile ranking levels shall be calculated using straight-line interpolation. Straight-line interpolation shall not apply in determining the Absolute TSR Multiplier, which shall be determined solely by reference to the band in which the Company’s Absolute TSR falls under the Absolute TSR table below.

Relative TSR Percentile Rank	Multiplier (% of Target)
≥ 85th percentile	200%
50th percentile	100%
25th percentile	50%
< 25th percentile	0%

Absolute TSR (Annualized)	Multiplier (% of Target)
> 15%	125%
> 0% but ≤ 15%	100%

≤ 0%	75%

(b)
Death, Disability and Retirement. Notwithstanding anything in the Grant Notice, this Agreement or the Plan to the contrary, (i) if Participant’s employment or service relationship with the Company or an Affiliate terminates as a result of Participant’s death before the end of the Performance Period, the service and performance conditions shall be deemed satisfied, the number of Vested PSUs shall equal the Target PSUs, and the Award shall be settled at target as soon as administratively practicable following death in accordance with Section 5; (ii) if Participant’s employment or service relationship with the Company or an Affiliate terminates as a result of Disability before the end of the Performance Period, the service condition shall be deemed satisfied, but the number of Vested PSUs shall be determined after the end of the Performance Period based on final performance under this Section 3 and settled thereafter in accordance with Section 5; and (iii) if Participant’s employment or service relationship with the Company or an Affiliate terminates as a result of Retirement before the end of the Performance Period, the service condition shall be deemed satisfied, but the number of Vested PSUs shall be determined after the end of the Performance Period based on final performance under this Section 3 with the resulting number of Vested PSUs to be prorated based on the percentage of the Performance Period completed as of the date of Retirement, and settled thereafter in accordance with Section 5.
(c)
Termination without Cause. Notwithstanding Section 3(a), if Participant’s employment or service relationship is terminated during the Performance Period by the Company or an Affiliate without Cause outside of a Change in Control, the vesting and settlement treatment of the PSUs shall be determined in accordance with the severance plan applicable to Participant, and the terms of that severance plan shall control over this Section 3 to the extent that it expressly addresses this Award. If no applicable severance plan provides for treatment of the PSUs, the PSUs shall be forfeited pursuant to Section 3(a).
(d)
Change in Control.
(i)
If a Change in Control occurs during the Performance Period and Participant is not an Executive Officer, all then-outstanding PSUs shall vest at the Change in Control on a single-trigger basis in an amount equal to the Target PSUs, with the service and performance conditions deemed satisfied, and shall be settled in accordance with Section 5.
(ii)
If (i) a Change in Control occurs during the Performance Period and (ii) Participant is an Executive Officer, then, as of the date of the Change in Control, the PSUs shall be converted into time-based Restricted Share Units (the “Converted Units”) in a number equal to the greater of (A) the Target PSUs and (B) the number of PSUs that would be Vested PSUs if the Relative TSR and Absolute TSR were determined based on performance through the Change in Control, where the “Ending Price” shall be calculated using the twenty (20) trading days ending on and including the last trading date occurring on or before the Change in Control event (the “CIC Conversion Number”), provided that the CIC Conversion Number shall not exceed 250% of the Target PSUs. The Converted Units shall retain the original vesting date, which is the last day of the Performance Period, and shall remain subject to Participant’s continuous employment or service relationship with the Company or an Affiliate through the original vesting date. Notwithstanding the foregoing, if an Executive Officer Participant incurs a Qualifying Termination on or within eighteen (18) months following the Change in Control or one hundred eighty (180) days prior to the Change in Control, the service condition shall be deemed satisfied, and the Converted Units shall immediately vest and be settled as soon as administratively practicable following such

Qualifying Termination in accordance with Section 5, subject to the Nonqualified Deferred Compensation Rules.
(e)
Adjustments to Peer Group. If a Peer Group company is acquired during the first twelve (12) months of the Performance Period, the Committee may replace that company with a replacement peer. Any such replacement shall be designated in writing no later than sixty (60) days after the closing of the transaction giving rise to the replacement. Unless the Committee determines otherwise at the time of designation, (i) the replacement peer’s Starting Price shall be determined over the same twenty (20) trading day period beginning on the IPO Date that applies to the other members of the Peer Group, provided that if the replacement peer’s securities were not publicly traded throughout that period, the Committee shall determine the periods over which its Starting Price and Ending Price are measured; (ii) the replacement peer shall be represented by the same number of Entries as the member it replaces, such that it is counted twice only if it replaces a member designated in Section 1(m) as counted twice; and (iii) the total number of Entries under Section 3(f) shall remain unchanged. If a member is removed from the Peer Group without replacement, the total number of Entries shall be reduced by the number of Entries attributable to that member. If a Peer Group company is acquired during the last twenty-four (24) months of the Performance Period, the Committee may lock that company’s relative position to the Company as of the date the acquisition is announced and exclude subsequent performance from the ranking. The Committee may otherwise add, remove, replace, substitute or reweight Peer Group members or indices, including substituting members of another index, adjust rankings or calculations, and make equitable adjustments to the performance goals or any other term of this Award to reflect the timing or circumstances of an acquisition, merger, business combination, delisting, bankruptcy, reorganization, change in capital structure, spin-off, extraordinary dividend or distribution, change in accounting standards, anomalous trading or other significant event. The Committee may make other adjustments in its discretion to prevent unintended consequences and to preserve the intended operation of the Award, and any such determination shall be final, conclusive and binding and shall not be treated as an amendment that materially reduces Participant’s rights without Participant’s consent.
(f)
Additional Rules for Calculation of Relative TSR. Relative TSR shall be determined in accordance with this Section 3(f).
(i)
Ranking Array. Total Shareholder Return shall be calculated for the Company and for each member of the Peer Group. The ranking array shall consist of the Entries representing the members of the Peer Group. Based on the Peer Group as constituted on the Effective Date, the array consists of twenty (20) Entries.
(ii)
Percentile Rank. Relative TSR shall equal the quotient, expressed as a percentage and rounded to the nearest one-tenth of one percentile, obtained by dividing (A) the number of Entries having a Total Shareholder Return lower than the Company’s Total Shareholder Return by (B) the total number of Entries.
(iii)
Ties. If the Company’s Total Shareholder Return equals the Total Shareholder Return of one or more Entries, each such Entry shall be treated as having a Total Shareholder Return lower than the Company’s Total Shareholder Return for purposes of clause (ii)(A) above. Entries having a Total Shareholder Return identical to one another (including the two Entries representing a member counted twice) shall be treated identically for all purposes of this Section 3(f).
4.
Dividend Equivalents. From the IPO Date until settlement or forfeiture of the PSUs or Converted Units, if the Company declares and pays a dividend or other distribution in respect of its Shares and, on the record date for such dividend or distribution, Participant holds PSUs or Converted Units that have not been settled or forfeited, the Company shall credit to an unfunded account maintained for Participant’s benefit an amount equal in value to the dividends or other distributions that Participant would have received if Participant had been the holder of record of one Share for each Target PSU subject to the Award as of such record date. No Dividend Equivalents shall be paid before settlement. At settlement, the Company shall pay to Participant the accumulated Dividend Equivalents multiplied by the ratio of (i) the number of PSUs ultimately vested and settled (including any PSUs converted into Converted Units) to (ii) the Target PSUs, so that Dividend Equivalents are paid only with respect to the number of PSUs ultimately vested. If no PSUs vest, all accumulated Dividend Equivalents shall be forfeited.
5.
Settlement of PSUs.
(a)
General Settlement. Except as otherwise provided in Section 3, as soon as administratively practicable following the applicable “Settlement Date” (as defined below), but in no event later than thirty (30) days after the applicable Settlement Date, the Company shall deliver to Participant a number of Shares equal to the number of Vested PSUs or vested Converted Units, as applicable, and pay the Dividend Equivalents required under Section 4.
(b)
Settlement Dates. For purposes of this Section 5, the “Settlement Date” shall be determined based on the applicable vesting events as follows:
(i)
for PSUs that become Vested PSUs upon ordinary course vesting under Section 3(a), upon a Participant’s Disability under Section 3(b)(ii), or upon a Participant’s Retirement under Section 3(b)(iii), the date of the Committee’s certification of final performance results, which certification shall be made no later than thirty (30) days following the end of the Performance Period;
(ii)
for PSUs that become Vested PSUs upon Participant’s death under Section 3(b)(i), the date of the Participant’s death;
(iii)
for non-Executive Officers, PSUs that become Vested PSUs upon a Change in Control under Section 3(d)(i), the date of the Change in Control event;
(iv)
for Converted Units that vest on the original vesting date under Section 3(d)(ii), the last day of the Performance Period;
(v)
for Converted Units that vest upon a Qualifying Termination under Section 3(d)(ii), the date of such Qualifying Termination (or if the termination scenario subject to a Qualifying Termination occurs prior to a Change in Control, the date of the Change in Control that creates the Qualifying Termination).
(c)
Section 409A Compliance. Notwithstanding the foregoing, all settlements under this Section 5 shall be subject to Section 26, including the six-month delay applicable to “specified employees” upon a “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules. For the avoidance of doubt, settlement upon death under Section 3(b)(i) and settlement upon a Change in Control under Section 3(d)(i) (to the extent such Change in Control constitutes a “change in control event” within the meaning of the Nonqualified Deferred Compensation Rules) shall not be subject to such six-month delay.
(d)
Form of Settlement. All Shares issued hereunder shall be delivered either by delivering one or more certificates for such Shares to Participant or by entering such Shares in book-entry form, as determined by the Committee in its sole discretion. The value of Shares shall not bear any interest owing to the passage of time. Neither this Section 5 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.
6.
Tax Withholding. To the extent that the receipt, vesting or settlement of this Award results in compensation income or wages to Participant for federal, state, local or foreign tax purposes, then (a) for any Participant that is subject to Section 16(b) of the Exchange Act, with respect to any portion of the Award that is required to be settled in the form of Shares pursuant to Section 5 above, the Company shall withhold from the Shares to be issued the number of Shares necessary to satisfy the applicable tax obligation for that portion of the Award (including Dividend Equivalents), unless the Committee takes action to provide for a different withholding method prior to the date of the event giving rise to the tax withholding obligation, and (b) for any Participant that is not subject to Section 16(b) of the Exchange Act, Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award, which arrangements include the delivery of cash or cash equivalents, Shares (including previously owned Shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of cash or Shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through the withholding of Shares that are otherwise issuable to Participant pursuant to this Award (or through the surrender of previously owned Shares by Participant to the Company), the maximum number of Shares that may be so withheld (or surrendered) shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities, determined based on the greatest withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. For the avoidance of doubt, to the extent any cash payments are made to Participant under this Agreement, taxes related thereto will be withheld from such payments. Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or the disposition of the underlying Shares and Participant has been advised, and hereby is advised, to consult a tax advisor. Participant acknowledges and agrees that none of the Board, the Committee, the Company or any Affiliate have made any representation or warranty as to the tax consequences to Participant as a result of the receipt of the PSUs, the earning of the PSUs or the forfeiture of any of the PSUs (or any associated Dividend Equivalents). Participant represents that Participant is in no manner relying on the Board, the Committee, the Company, an Affiliate or any of their respective members, managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.
7.
Employment Relationship. For purposes of this Agreement, Participant shall be considered to be employed by the Company or an Affiliate as long as: (i) Participant remains an employee of the Company or an Affiliate; (ii) Participant remains a consultant to the Company or an Affiliate; or (iii) Participant remains a member of the Board. Without limiting the scope of the preceding sentence, a termination of Participant’s employment or service relationship will be deemed to occur at any time that Participant incurs a “separation from service” pursuant to the Nonqualified Deferred Compensation Rules.
8.
Non-Transferability. During the lifetime of Participant, the PSUs, Converted Units and Dividend Equivalents may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the PSUs or Converted Units have been issued and all restrictions applicable to such Shares have lapsed. Neither the PSUs, Converted Units or Dividend Equivalents nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceeding (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
9.
Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Shares hereunder, if any, will be subject to compliance with all applicable legal requirements with respect to such securities and with the requirements of any stock exchange or market system upon which the Shares may then be listed. No Shares will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Shares may then be listed. In addition, Shares will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the Shares to be issued; or (b) in the opinion of legal counsel to the Company, the Shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any Shares hereunder will relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority has not been obtained. As a condition to any issuance of Shares hereunder, the Company may require Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.
10.
Legends. If a share certificate is issued with respect to any Shares delivered hereunder, such certificate shall bear such legend or legends as the Committee deems appropriate to reflect the restrictions set forth in this Agreement and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the SEC, any applicable laws or the requirements of any stock exchange on which the Shares are then listed. If the Shares issued hereunder are held in book-entry form, then such entry will reflect that the Shares are subject to the restrictions set forth in this Agreement.
11.
Rights as a Shareholder. Neither Participant nor any person claiming under or through Participant shall have rights as a shareholder of the Company (including voting rights) with respect to any Shares that may become deliverable hereunder unless and until Participant has become the holder of record of such Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in the Plan or this Agreement.
12.
Execution of Receipts and Releases. Any payments of cash or any issuance or transfer of Shares or other property to Participant or Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such person hereunder. As a condition precedent to such payment or issuance, the Company may require Participant or Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided that any review period under such release will not modify the date of settlement with respect to vested PSUs or Converted Units.
13.
No Right to Continued Employment or Awards.
(a)
Nothing in the adoption of the Plan, nor the award of the PSUs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon Participant the right to continued employment by the Company, any Affiliate or any other entity, or affect in any way the right of the Company, any such Affiliate or any other entity to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, Participant’s employment by the Company, any such Affiliate or any other entity, shall be on an at-will basis, and the employment relationship may be terminated at any time by either Participant or the Company, any such Affiliate or any other entity for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and such determination shall be final, conclusive and binding for all purposes.
(b)
The grant of the PSUs is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the Company.
14.
Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, unless otherwise designated by the Company in a written notice to Participant (or other holder):

EagleRock Land, LLC
Attn: General Counsel

9655 Katy Freeway, Suite 375

Houston, Texas 77024

If to Participant, at Participant’s last known address on file with the Company.

Any notice that is delivered personally or by overnight courier in the manner provided herein shall be deemed to have been duly given to Participant when it is mailed by the Company or, if such notice is not mailed to Participant, upon receipt by Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

15.
Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via the Company’s electronic mail system or by reference to a location on the Company’s intranet to which Participant has access. Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.
16.
Agreement to Furnish Information. Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.
17.
Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the PSUs granted hereby; provided that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting or severance agreement between the Company (or an Affiliate or other entity) and Participant in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of Participant shall be effective only if it is in writing and signed by both Participant and an authorized officer of the Company.
18.
Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.
19.
Clawback. Notwithstanding any other provision in the Plan or this Agreement to the contrary, any Award granted hereunder, and any other agreement or arrangement with the Company that is subject to recovery under any law, government regulation or applicable stock exchange listing rule, are subject to any written clawback policies that the Company may adopt either prior to or following the Effective Date, whether required pursuant to or related to any applicable law, government regulation or stock exchange listing rule. Any such clawback policy may subject a Participant’s Award and amounts received with respect to such Award to reduction, cancelation, forfeiture or recoupment if certain specified events occur, including an accounting restatement or other events or wrongful conduct specified in any such clawback policy. The Committee will make any determination for reduction, cancelation, forfeiture or recoupment in its sole discretion and in accordance with any applicable law or regulation.
20.
Insider Trading Policy. The terms of the Company’s insider trading policy with respect to Shares are incorporated herein by reference.
21.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Texas applicable to contracts made and to be performed therein, exclusive of the conflict of laws provisions of Texas law.
22.
Consent to Jurisdiction and Venue. Participant hereby consents and agrees that the state and federal courts located in Harris County, Texas shall each have personal jurisdiction and be a proper venue with respect to any dispute between Participant and the Company arising in connection with the PSUs or this Agreement. In any dispute with the Company, Participant will not raise, and Participant hereby expressly waives, any objection or defense to such jurisdiction as an inconvenient forum.
23.
Successors and Assigns. The Company may assign any of its rights under this Agreement without Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon Participant and Participant’s beneficiaries, executors, administrators and the person(s) to whom the PSUs or Converted Units may be transferred by will or the laws of descent or distribution.

24.
Headings; References; Interpretation. Headings are for convenience only and are not deemed to be part of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Sections shall, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “including” shall be construed as meaning “including without limitation.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
25.
Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic or digital signature, subject to applicable law, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Grant Notice by portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Grant Notice.
26.
Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the PSUs granted pursuant to this Agreement and any Converted Units are intended to be exempt from or compliant with the applicable requirements of the Nonqualified Deferred Compensation Rules and shall be construed and interpreted in accordance with such intent. Notwithstanding any other provision of this Agreement, the settlement of PSUs or Converted Units under this Agreement may only be made upon an event and in a manner that complies with the Nonqualified Deferred Compensation Rules or an applicable exemption. Any settlement of PSUs or Converted Units under this Agreement that may be excluded from the Nonqualified Deferred Compensation Rules either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded to the maximum extent possible. For purposes of the Nonqualified Deferred Compensation Rules, each installment payment provided under this Agreement shall be treated as a separate payment. Any settlement of PSUs or Converted Units to be made under this Agreement upon a termination of employment or service relationship shall only be made upon a “separation from service” under the Nonqualified Deferred Compensation Rules. To the extent that the Committee determines that the PSUs or Converted Units may not be exempt from the Nonqualified Deferred Compensation Rules, then, if Participant is deemed to be a “specified employee” within the meaning of the Nonqualified Deferred Compensation Rules, as determined by the Committee, at a time when Participant becomes eligible for settlement of the PSUs upon his or her “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules, then to the extent necessary to prevent any accelerated or additional tax under the Nonqualified Deferred Compensation Rules, any settlement that would otherwise be made upon such separation from service shall be delayed until the earlier of: (a) the date that is six months following Participant’s separation from service and (b) Participant’s death. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the PSUs or Converted Units provided under this Agreement are exempt from or compliant with the Nonqualified Deferred Compensation Rules, and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of noncompliance with the Nonqualified Deferred Compensation Rules.